Exhibit 21.1 Subsidiaries of Collexis Holdings, Inc.
Collexis, Inc.
Collexis B.V.
Collexis Healthcare B.V.
Collexis Publishing B.V.
Collexis US, Inc.
Biomed Experts US, Inc.
Lawriter, LLC
SyynX Solutions, GmbH
BiomedExperts.com, Inc.